GAMBRO GROUP PRESS RELEASE

               GAMBRO AB COMPLETES TENDER OFFER FOR REN CORPORATION-USA

FOR IMMEDIATE RELEASE

     New York, October 18, 1995 -- Gambro AB (NASDAQ: GAMBY) announced today that its subsidiary, COBE Laboratories, Inc. ("COBE"), had completed its tender offer for REN Corporation-USA (NASDAQ: RENL).

     The tender offer expired as scheduled at 12:00 midnight, New York City time, on Tuesday, October 17, 1995. Based on a preliminary count, 8,355,796 shares were tendered and accepted for payment, representing, together with the shares already owned by COBE, approximately 94 percent of the outstanding shares of common stock of REN Corporation-USA.

     REN Acquisition Corp., a COBE subsidiary established for this purpose, will merge with REN Corporation-USA. After the merger, COBE will own 100 percent of REN Corporation-USA. Shares of REN Corporation-USA which were not tendered into the offer will be cancelled and converted automatically into the right to receive US$20.00 per share in cash.


                                        ***

For further information, contact:

Inger Larsson, Director Corporate Communications, Gambro AB, Tel: +46-46-169-167 or +46-70-529-9090
Raymond F. McNulty, Managing Director, Citigate, Inc., Tel: +1-212-809-2575 Maria C. Stokes, Associate, Citigate, Inc., Tel: +1-212-809-2575


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